Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CORBUS PHARMACEUTICALS HOLDINGS, INC.

Corbus Pharmaceuticals Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Corporation is Corbus Pharmaceuticals Holdings, Inc.

SECOND: That a resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment at a meeting of stockholders held in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD: Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation, as amended to date, be and hereby is further amended by adding the following after the first paragraph of Section A of Article FOURTH:

“Upon effectiveness (“Effective Time”) of this amendment to the Amended and Restated Certificate of Incorporation of the Corporation, a one-for-thirty reverse stock split (the “Reverse Split”) of the Corporation’s shares of Common Stock that are issued and outstanding or held by the Corporation immediately prior to the Effective Time shall become effective, pursuant to which each thirty (such number, the “Reverse Split Factor”) shares of Common Stock issued and outstanding or held by the Corporation in treasury immediately prior to the Effective Time (“Old Common Stock”) shall automatically, and without any action by the holder thereof, be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock (“New Common Stock”), subject to the treatment of fractional interests as described below and with no corresponding reduction in the number of authorized shares of Common Stock.

No fractional shares of New Common Stock will be issued in connection with the Reverse Split. Stockholders of record who otherwise would be entitled to receive fractional shares of New Common Stock, will be entitled to receive cash (without interest) in lieu of fractional shares of New Common Stock, equal to the product of: (i) such fraction multiplied by (ii) the average of the closing sales prices of our Old Common Stock on the exchange the Corporation is currently trading during regular trading hours for the five consecutive trading days immediately preceding the date of the Effective Time multiplied by (iii) the Reverse Split Factor.

Each holder of a certificate or certificates representing one or more shares of the Old Common Stock shall be entitled to receive as soon as practicable, upon surrender of such certificate together with a properly completed and executed letter of transmittal in the form provided by the Corporation, a certificate or certificates representing the largest whole number of shares of New Common Stock to which such holder shall be entitled as a result of the Reverse Split. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock that were issued and outstanding immediately prior to the Effective Time shall, upon the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares formerly represented by such certificate have been reclassified pursuant to the Reverse Split (as well as the right to receive cash

Exhibit 3.1

in lieu of any fractional shares of New Common Stock otherwise issuable in respect thereof after the Effective Time).”

FOURTH: That said amendment will have an Effective Time of 12:01 A.M., Eastern Time, on February 14, 2023.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by duly authorized officer this 9th day of February, 2023.

CORBUS PHARMACEUTICALS HOLDINGS, INC.

By: /s/ Yuval Cohen

Name: Yuval Cohen

Title: Chief Executive Officer